Exhibit (d)(4)

CONFIDENTIAL

August 10, 2023

Blue Apron Holdings, Inc.

28 Liberty Street

New York, NJ 10005

Attention: Meredith Deutsch

Reference is made to the letter agreement dated August 1, 2023 (the “Agreement”) by and between Blue Apron Holdings, Inc. (collectively with its predecessor companies and its and their respective subsidiaries, affiliates and divisions, the “Company”) and Wonder Group, Inc. (“Wonder” and collectively with the Company, the “Parties” and each individually, a “Party”) containing certain confidentiality, standstill and other obligations as set forth therein. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

Wonder and the Company wish to amend the Agreement in accordance with the terms of this letter agreement. In consideration of the foregoing, Wonder and the Company hereby agree to amend and restate the Agreement as follows:

The fourth paragraph of the Agreement is amended and restated in its entirety as follows:

In addition, you agree that, without the prior written consent of the Company, neither you nor your Representatives will disclose to any other person the existence of this letter agreement, the fact that the Evaluation Material has been made available to you or your Representatives, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof) (collectively, “Transaction Information”), provided that you may make such disclosure if you have received the written opinion of your outside counsel that such disclosure must be made by you in order that you not commit a violation of any law, rule, regulation or stock exchange requirement (in which case you agree to disclose only that portion of the Transaction Information which such counsel advises you is legally required to be disclosed and to give the Company at least 24 hours advance notice of such planned disclosure, with a copy of the proposed text of the disclosure). Except as otherwise required by law or applicable stock exchange requirement, the Company will not (except to the Company’s Representatives) identify you by name or identifiable description as being involved in discussions or negotiations concerning a possible Transaction, except as may be required by the second paragraph immediately following this paragraph, mutatis mutandis.

The 13th paragraph of the Agreement is amended and restated in its entirety as follows:

In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of two (2) years from the date of this letter agreement, unless you shall have been specifically invited in advance in writing by the Company, neither you nor any of your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) nor any of your Representatives acting on your behalf will in any manner, directly or indirectly: (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (a) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company, or any rights to acquire any such securities (including derivative securities representing the right to vote or economic benefit of any such securities) or assets; (b) any tender or exchange offer, merger or other business combination involving the Company; (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (d) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (ii) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to any securities of the Company; (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (iv) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (i) above; or (v) enter into any discussions or arrangements with any third party with respect to any of the foregoing. You also agree during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence) without the prior invitation of the Company’s Board of Directors or chief executive officer. Notwithstanding anything to the contrary in this paragraph: (x) nothing shall prevent a private communication to the Company’s Board of Directors or chief executive officer so long as such private communication would not reasonably be expected to require a public disclosure under applicable law or the listing requirements of the primary securities exchange on which the Company’s securities are listed, other than to the extent required in a proxy statement or Schedule 14D-9 filed by the Company with respect to an acquisition or merger transaction (provided that the contents, subject and existence of any such communications shall constitute Transaction Information hereunder) and (y) if at any time the Company publicly announces that it has entered into with a third party a written definitive agreement for the acquisition (by way of merger, tender offer or otherwise) of more than 50% of the outstanding capital stock of the Company or all or substantially all of the Company’s consolidated assets, then the restrictions set forth in this paragraph shall terminate and cease to be of any further force or effect. You represent and warrant that neither you nor any of your affiliates owns, of record or beneficially, any voting securities of the Company, or any securities convertible into or exercisable for any such voting securities.

The 17th paragraph of the Agreement is amended and restated in its entirety as follows:

This letter agreement is for the benefit of the Parties and their Representatives (including, in the case of the Company, Jefferies) and the respective directors, officers, stockholders, partners, owners, employees, affiliates and agents of each of the Parties and their Representatives, and shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for any actions, suits or proceedings arising out of or relating to this letter agreement or the transactions contemplated hereby (and the Parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to, with respect to the Company to: 28 Liberty Street, New York, NJ 10005, Attention: Meredith Deutsch, and with respect to Wonder, as set forth in the Agreement, shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Except as specifically modified by this letter agreement, all terms and conditions of the Agreement shall remain in full force and effect, unmodified in any way. The parties hereto agree that all references to “this letter agreement” in the Agreement shall hereinafter refer to the Agreement, as amended by this letter agreement. Paragraph 21 of the Agreement is hereby incorporated by reference.

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CONFIDENTIAL

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between the Company and Wonder.

Very truly yours,

WONDER GROUP, INC.

By:	/s/ Stephanie Brensilver
Name:	Stephanie Brensilver
Title:	General Counsel

Accepted and agreed as of the date first written above:

BLUE APRON HOLDINGS, INC.

By:	/s/ Meredith L. Deutsch
Name:	Meredith L. Deutsch
Title:	General Counsel